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                                   Exhibit 21

                                  SUBSIDIARIES:


         Intelligroup New Zealand Limited, a corporation formed pursuant to the laws of New Zealand and a wholly-owned subsidiary of Intelligroup, Inc.

         Intelligroup Europe Limited, a corporation formed pursuant to the laws of the United Kingdom and a wholly-owned subsidiary of Intelligroup, Inc.

         Intelligroup Singapore Private Ltd., a corporation formed pursuant to the laws of Singapore and 50% owned by each of Intelligroup, Inc., and Rajkumar Koneru, an Executive Vice President and Director of Intelligroup, Inc.